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                                     EXHIBIT 99.1

AVANT! AND META-SOFTWARE COMPLETE MERGER

October 29, 1996, 8:24 PM EST

SUNNYVALE, Calif. - (BUSINESS WIRE) - Oct. 29, 1996--Avant! Corporation (NASDAQ:AVNT), the leader in deep submicron integrated circuit design automation
(ICDA) technology, today announced the completion of its merger with Meta-Software, Inc. (NASDAQ:MESW), a supplier of high-accuracy circuit simulation, process modeling and library model generation software tools.

The merger was approved today by the shareholders of each company at their respective Special Meetings of Shareholders.

Gerald C. Hsu, chairman, president, and CEO of Avant! Corporation, said, "With the combined products of Avant! and Meta-Software, we have established our leadership in circuit simulation, physical design, parasitic extraction, power and noise analysis, and physical verification for deep submicron designs.

"The integration of people and technologies has started smoothly and quickly. We will maintain our momentum by focusing on customers, technology, and people to continue to bring real value to the semiconductor industry."

"Avant!'s advanced ICDA tools plus Meta's expertise in circuit simulation, silicon characterization, circuit modeling, and library characterization capabilities, completes the link between the design tools and real silicon behavior which is critical for deep submicron designs" said Shawn Hailey, President and CEO of Meta-Software.

In connection with the closing of the merger, Robert C. Kagle resigned from the board of directors of Avant! and Shawn Hailey was appointed to the board of directors of Avant!.

As consideration for the merger, Avant! issued to Meta-Software security holders an aggregate of approximately 5,079,365 shares and options to purchase Avant! common stock in exchange for all the outstanding shares and options of Meta-Software.

Avant! will issue approximately 0.438 shares of Avant! common stock for each share of Meta-Software common stock outstanding. The merger transaction will be accounted for as a pooling of interests. Third quarter financial results for each of the companies were previously announced on October 17, 1996.

Avant! will continue to support all Meta-Software customers, including but not limited to AMD, Cirrus Logic, Fujitsu, Hyundai, LG Semicon, LSI Logic, Matsushita, Micron, Mitsubishi, Motorola, National, NEC, Oki, Philips, S3, Samsung, SGS-Thomson, Silicon Graphics, Siemens, Sun Microsystems, Texas Instruments, Toshiba, TSMC and UMC.

ABOUT AVANT!
Avant! Corporation develops, markets, and supports ICDA software for deep submicron ICs, microprocessors, microcontrollers, application-specific standard products (ASSPs) and complex application-specific integrated circuits (ASICs). Company headquarters are in Sunnyvale, Calif., telephone 408/738-8881. Additional information about Avant! Corporation and Meta-Software, Inc. is available at Avant!'s web-site at: www.avanticorp.com.

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This press release contains certain forward-looking statements, including without limitation statements relating to the business, prospects and results of operations of the combined company intended to be formed by the Avant!-Meta-Software merger.

These forward-looking statements involve risks and uncertainties including without limitation that the combined company will not successfully integrate products, technologies and personnel; that product overlap may occur; that litigation and other contingencies may adversely affect the combined company; and other risks and uncertainties indicated from time to time in Avant!'s and Meta-Software's filings with the Securities and Exchange Commission.